                                                                    EXHIBIT 4.11

                                                                  EXECUTION COPY




               SERIES C PREFERRED REGISTRATION RIGHTS AGREEMENT


                                     among


                           EARTHWATCH INCORPORATED,

              EACH OF THE PARTIES SET FORTH ON SCHEDULE 1 HERETO

                                      and

                       BALL TECHNOLOGIES HOLDINGS CORP.

                           Dated as of April 3, 2001
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               SERIES C PREFERRED REGISTRATION RIGHTS AGREEMENT

          This SERIES C PREFERRED REGISTRATION RIGHTS AGREEMENT dated as of April 3, 2001 (this "Agreement"), is among EarthWatch Incorporated, a Delaware corporation (the "Company"), each of the parties set forth on Schedule 1 hereto (collectively, the "Noteholders") and Ball Technologies Holdings Corp., a Colorado corporation ("Ball" and, together with the Noteholders, the "Recap Parties").

          This Agreement is made pursuant to the terms of a Recapitalization Agreement and Consent, dated as of April 2, 2000, among the Company and the Noteholders (the "Recapitalization Agreement"), pursuant to which the Company has agreed to issue to the Noteholders, and pursuant to terms of a vendor financing arrangement (the "Vendor Financing Arrangement") between the Company and Ball under which the Company has agreed to issue to Ball, shares (the "Preferred Shares") of the Company's 8.5% Cumulative Convertible Redeemable Preferred Stock due 2009, Series C, par value $.001 per share (the "Series C Preferred Stock") representing in the aggregate approximately 13% of the Company's outstanding capital stock on a fully diluted basis and to provide to the Recap Parties and to their direct and indirect transferees the registration rights with respect to the shares of Common Stock (as defined herein) issuable upon conversion of the Preferred Shares (the "Conversion Shares"). Capitalized terms used in this Agreement but not defined shall have the meanings ascribed to such terms in the Stockholders Agreement (as defined herein).

          Pursuant to the terms of the Stockholders Agreement, the Company granted certain registration rights to holders of its Series A Preferred Stock, Series B Preferred Stock (each as defined therein) and Series C Preferred Stock. The Company has agreed to extend to the Recap Parties and to their direct and indirect transferees the same registration rights with respect to the Conversion Shares as those that apply to Other Holders with respect to Registrable Securities under such Stockholders Agreement. Following the Issuance Date, the Company intends to seek the consent of such other parties to the Stockholders Agreement as are required to consent thereunder to an amendment that would, among other things, make the holders of the Preferred Shares parties to the Stockholders Agreement solely with respect to Articles V and VII thereof and to extend to them the rights granted to the Recap Parties under this Agreement (the "Amendment"). Until the Amendment becomes effective, holders of the Preferred Shares shall have the rights granted hereunder; upon the effectiveness of such amendment, such holders shall become parties to, and be bound by, Articles V and VII of the Stockholders Agreement and their separate registration rights hereunder shall terminate.

          In consideration of the foregoing and of the mutual agreements contained herein, in the Recapitalization Agreement and under the terms of the Vendor Financing Arrangement, the Company and the Recap Parties hereby agree as follows:

          1.   Definitions.
               -----------

          As used in this Agreement, the following capitalized terms shall have the following meanings:

          "Amendment" has the meaning specified in the preamble to this
Agreement.
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          "Board" means the board of directors of the Company from time to time.

          "Common Stock" means the Common Stock, par value $.001 per share, of the Company or shares of any class or classes resulting from any reclassification or reclassifications thereof.

          "Company" has the meaning specified in the preamble to this Agreement.

          "Conversion Shares" has the meaning specified in the preamble to this Agreement.

          "Demand Registration" has the meaning specified in the Stockholders Agreement.

          "Expiration Date" means the later of (i) June 15, 2003 or (ii) the second anniversary of the Issuance Date.

          "Holders" means the Recap Parties, for so long as they own any Preferred Shares or Conversion Shares, and each of their successors, permitted assigns and direct and indirect permitted transferees who become holders of Preferred Shares or Conversion Shares.

          "Initial Public Offering" means the consummation of the first sale by the Company, or by one or more Stockholders, of shares of Common Stock for cash in an underwritten public offering registered under the Securities Act.

          "Issuance Date" means the date of issuance of the Preferred Shares to the Recap Parties.

          "Other Holders" has the meaning specified in the Stockholders
Agreement.

          "Preferred Shares" has the meaning specified in the recitals to this Agreement.

          "Recapitalization Agreement" has the meaning specified in the recitals to this Agreement.

          "Registration Statement" means the registration statement or similar document prepared in compliance with the Securities Act in accordance with
Section 2 hereof.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Series C Preferred Stock" has the meaning specified in the recitals to this Agreement.

          "Stockholders Agreement" means that certain stockholders' agreement dated as of April 8, 1999, among EarthWatch Incorporated, Morgan Stanley & Co. Incorporated, American High-Income Trust, American Variable Insurance Series Asset Allocation Fund, American Variable Insurance Series Bond Fund, American Variable Insurance Series High-Yield Bond Fund, The Bond Fund of America, Inc., ITT Industries, Inc. and certain other persons, a copy of which is attached hereto as Annex A.

          2.   Registration Rights Prior to Amendment.

          Prior to the effectiveness of the Amendment:

          (a) The Holders shall have all the registration rights, including all the ancillary rights related thereto, as granted to the Other Holders in
     Article V of the Stockholders Agreement (and the Conversion Shares shall be deemed to be "Registrable Securities" under the Stockholders Agreement), subject to the rights of the Company, as provided in subsection (c) hereof; and

          (b) The rights granted to Holders under subsection 2(a) above shall include all those rights, obligations and liabilities that are provided in
     Article V of the Stockholders' Agreement and, without limiting the scope of the applicability of Article V, the rights, obligations and liabilities that apply to Holders shall specifically include:

               (i) the right to request a Demand Registration after 180 days have passed following an Initial Public Offering;

               (ii) Piggyback Registration rights, as that term is defined in the Stockholders Agreement; and

               (iii) the provisions contained in Article V of the Stockholders Agreement which provide for indemnification by the Company or by the Holders in certain circumstances, payment of registration expenses and certain registration procedures.

          (c) The Company shall have the right to refuse a Demand Registration where the number of Conversion Shares that are proposed to be registered, combined with that number of Registrable Securities held by Other Holders to which a concurrent Demand Registration relates, is less than 10% of the Fully-Diluted Shares.

          (d) Notwithstanding the foregoing, if the Company shall furnish to each Holder of Preferred Shares who makes a Demand Registration a certificate signed by an officer of the Company stating that, in the reasonable good faith judgment of the Board, it would not be in the best interests of the Company and its stockholders for such registration to be effected (because the Company is engaging in or intends to engage in an acquisition, divestiture or other material transaction or due to other extraordinary events relating to the Company, but, in any case, not including for purposes of the Company avoiding its obligations hereunder), then the Company shall have the right to defer such registration for a period of not more than 90 days after receipt of the request of the Demanding Stockholder; provided, however, that (i) the Company shall not be entitled to defer its obligation to effect a registration for an aggregate of more than 180 days within any 365-day period and (ii) the Company shall make and communicate to the selling Holder its determination in respect of a registration within 15 days of the Company's receipt of a notice of a Demand Registration from a Holder in respect of such registration or, to the extent reasonably practicable, promptly after becoming aware of such transaction.

          3.   Registration Rights Following the Amendment.

          Upon the effectiveness of the Amendment:

          (a) The Holders shall become parties to the Stockholders Agreement solely with respect to Articles V and VII thereof, shall become Other Holders thereunder with all of the rights, benefits and obligations applicable to Other Holders under Articles V and VII thereof and the Conversion Shares shall become "Registrable Securities" under the Stockholders Agreement.

          (b) With respect to the Preferred Shares and the Conversion Shares, the Holders shall not become parties to any other articles of the Stockholders Agreement, nor shall they have any of the rights, benefits on obligations under any portion of the Stockholders Agreement other than Articles V and VII; provided, however, that the Amendment may provide that Holders may become parties to the Stockholders Agreement for such other purposes and with respect to such other provisions as shall be agreed upon by the Company, each Holder and the requisite number of persons party to the Stockholders Agreement.

          (c) The Holders' separate registration rights under Section 2 of this Agreement shall terminate.

          4.   Transfer Restrictions.

          Until such time as the Preferred Shares are registered under the Securities Act, the certificates representing Preferred Shares will bear a legend stamped, typed or otherwise legibly placed on the face or reverse side thereof substantially in the form set forth below:

          NOTICE IS HEREBY GIVEN THAT THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY NON-U.S. JURISDICTION. THE SECURITIES CANNOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AMENDMENT THERETO UNDER SUCH ACT AND ANY APPLICABLE LAWS OR
     (II) PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH OTHER APPLICABLE LAWS. THE SALE, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND CERTAIN OTHER RIGHTS AND OBLIGATIONS OF THE HOLDER OF THIS CERTIFICATE ARE ALSO SUBJECT TO ARTICLE V OF THE STOCKHOLDERS' AGREEMENT, DATED AS OF APRIL 8, 1999, BY AND AMONG EARTHWATCH INCORPORATED (THE "COMPANY") AND THE OTHER PARTIES THERETO, AS AMENDED FROM TIME TO TIME (COPIES OF WHICH ARE AVAILABLE FOR REVIEW AT THE PRINCIPAL OFFICE OF THE COMPANY), AND THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL ALL TERMS AND CONDITIONS HAVE BEEN FULFILLED

     WITH RESPECT TO SUCH TRANSFER AS SET FORTH IN ARTICLE V OF SUCH AGREEMENT.

          5.   Blue Sky.

          The Company shall use its reasonable best efforts to register or qualify the Preferred Shares proposed to be sold or issued pursuant to a registration effected by preparing and filing a registration statement under all applicable securities or "blue sky" laws of all jurisdictions in the United States in which any Holder of Preferred Shares may or may be deemed to purchase Preferred Shares and shall use its reasonable best efforts to maintain such registration or qualification through the Expiration Date; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a broker or a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 5, (ii) file any general consent to service of process or (iii) subject itself to taxation in any jurisdiction if it is not otherwise so subject.

          6.   Accuracy of Disclosure.

          The Company (and its successors) represents and warrants to each Holder (and beneficial owner of Preferred Shares) and agrees for the benefit of each Holder (and beneficial owner of Preferred Shares) that any registration statement prepared in compliance with the Securities Act and the documents incorporated by reference therein will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading and the prospectus delivered to such Holder and the documents incorporated by reference therein will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          7.   Miscellaneous.

          (a)  No Inconsistent Agreements.  The Company represents to the Recap
               --------------------------
Parties, and each Recap Party represents to the Company and the other Recap Parties, that it has not entered into, and agrees that on or after the date of this Agreement it will not enter into, any agreement which is inconsistent with the rights granted to the Holders of Preferred Shares in this Agreement or otherwise conflicts with the provisions hereof. The Company represents that the rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's other issued and outstanding securities under the Stockholders Agreement or any other agreements.

          (b)  Amendments and Waivers.  The provisions of this Agreement,
               ----------------------
including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company shall have obtained the written consent of Holders representing at least a majority of the Preferred Shares affected by such amendment, modification, supplement, waiver or consent; provided that any amendment, modification or supplement to this Agreement which, in the good faith opinion of the Board (and evidenced by a resolution of such board), does not adversely affect any Holder, shall not be subject to such requirement for written consent.

          (c)  Notices.  All notices and other communications provided for or
               -------
permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, telex, telecopier, or any courier guaranteeing overnight delivery:

          (i) if to a Holder, initially at the address set forth for such Holder in the Recapitalization Agreement and thereafter at such other address, notice of which is given in accordance with the provisions of this
     Section 7(c) (or, if no address is so set forth or given, at the most current address given by such Holder as reflected in the register for the Preferred Shares); and

          (ii) if to the Company, initially at the Company's address set forth in the Recapitalization Agreement, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section 7(c).

          All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt is acknowledged, if telecopied; and on the next business day if timely delivered to an air courier guaranteeing overnight delivery.

          (d)  Successors and Assigns.  This Agreement shall inure to the
               ----------------------
benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation, subsequent Holders; provided that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Preferred Shares in violation of the terms of the Recapitalization Agreement. If any transferee of any Holder shall acquire Preferred Shares, in any manner, whether by operation of law or otherwise, such Preferred Shares shall be held subject to all of the terms of this Agreement, and by taking and holding such Preferred Shares such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and such person shall be entitled to receive the benefits hereof.

          (e)  Purchases and Sales of Preferred Shares.  The Company shall not,
               ----------------------------------------
and shall use its best efforts to cause its affiliates (as defined in Rule 405 under the Securities Act) not to, purchase and then resell or otherwise transfer any Preferred Shares other than Preferred Shares acquired and cancelled.

          (f)  Counterparts.  This Agreement may be executed in any number of
               ------------
counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          (g)  Headings.  The headings in this Agreement are for convenience of
               --------
reference only and shall not limit or otherwise affect the meaning hereof.

          (h)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED
               -------------
IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          (i)  Severability. In the event that any one or more of the provisions
               ------------
contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

          (j)  Further Assurances.  The Company and each Holder of Preferred
               ------------------
Shares agree to execute any instruments necessary to give effect to the provisions of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        EARTHWATCH INCORPORATED


                                        By    /s/ Herbert F. Satterlee, III
                                            ------------------------------------
                                              Name:   Herbert F. Satterlee, III
                                              Title:  Chief Executive Officer,
                                                      President and Director

Agreed, as of the date first above written:

MORGAN STANLEY & CO. INCORPORATED


By:   /s/ Michael Petrick
     -----------------------------------
      Name:  Michael Petrick
      Title: Managing Director

Agreed, as of the date first above written:

POST BALANCED FUND


By:   /s/ Lawrence A. Post
     -----------------------------------------
      Name:  Lawrence A. Post
      Title: President of General Partner


POST HIGH YIELD LP


By:   /s/ Lawrence A. Post
     -----------------------------------------
      Name:  Lawrence A. Post
      Title: President of General Partner


POST TOTAL RETURN FUND


By:   /s/ Lawrence A. Post
     -----------------------------------------
      Name:  Lawrence A. Post
      Title: President of General Partner


OPPORTUNITY FUND


By:   /s/ Lawrence A. Post
     -----------------------------------------
      Name:  Lawrence A. Post
      Title: President of General Partner

Agreed, as of the date first above written:

DICKSTEIN & CO., L.P.


By:  Dickstein Partners, L.P.
By:  Dickstein Partners Inc.



By:   /s/ Edward Farr
     -----------------------------------
      Name:  Edward Farr
      Title: Vice President


DICKSTEIN INTERNATIONAL LTD.

By:  Dickstein Partners Inc., as Agent

By:   /s/ Edward Farr
     -----------------------------------
      Name:  Edward Farr
      Title: Vice President

Agreed, as of the date first above written:

SUN AMERICA HIGH INCOME FUND


By:   /s/ John W. Risner
     -----------------------------------
      Name:  John W. Risner
      Title: Senior Vice President
              Portfolio Manager


SUN AMERICA SERIES TRUST HIGH YIELD
     PORTFOLIO


By:   /s/ John W. Risner
     -----------------------------------
      Name:  John W. Risner
      Title: Senior Vice President
              Portfolio Manager

Agreed, as of the date first above written:

HITACHI SOFTWARE ENGINEERING CO., LTD.


By:   /s/ Takatoshi Kodaira
     ----------------------------------------
      Name:  Takatoshi Kodaira
      Title: General Manager
              Geospatial Information Division

Agreed, as of the date first above written:

BALL TECHNOLOGIES HOLDINGS CORP.


By:   /s/ Donald C. Lewis
     -----------------------------------
      Name:  Donald C. Lewis
      Title: Secretary

                                    ANNEX A

                            STOCKHOLDERS AGREEMENT

          Filed as Exhibit 4.1 to Amendment No. 1 to EarthWatch Incorporated's Registration Statement on Form S-4 (File No. 333-39202) and incorporated herein by reference.

                                  SCHEDULE 1

                                  NOTEHOLDERS


Morgan Stanley & Co. Incorporated
Post Balanced Fund
Post High Yield LP
Post Total Return Fund
Opportunity Fund
Dickstein & Co., L.P.
Dickstein International LTD
Sun America High Income Fund
Sun America Series Trust High Yield Portfolio
Hitachi Software Engineering Co., Ltd.

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